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                                                                    EXHIBIT 3.1A

                           CERTIFICATE OF AMENDMENT
                                      OF
                             CASINO AMERICA, INC.
                             --------------------

     CASINO AMERICA, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST:    THAT the Board of Directors of siad corporation by the unanimous written consent of its members adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of this corporation:

          RESOLVED, that the Certificate of Incorporation of Casino America, Inc. be amended by changing Article FIRST thereof so that, as amended, said Article FIRST shall be and read as follows:

     "FIRST:   The name of the Corporation is Isle of Capri Casinos, Inc."

     SECOND:   That at a meeting of stockholders, the stockholders have given consent to said amendment in accordance with the provisions of Section 212 and
Section 222 of the General Corporation Law of the State of Delaware.

     THIRD:    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 212, 222 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this certificate to be executed by its authorized officer this 28/th/ day of September, 1998.


                                        CASINO AMERICA, INC.

                                        By: _______________________________
                                        Name: Allan B. Solomon
                                        Title:  Executive Vice President
                                                    and Secretary